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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
MarketFirst Software, Inc.

We consent to the inclusion of our report dated March 20, 2000, except as to
Note 8, which is as of July 27, 2000, with respect to the balance sheets of MarketFirst Software, Inc. as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three year period ended December 31, 1999. We also consent to the reference to our firm under the headings "Selected Financial Data" and "Experts" in the Registration Statement.

                                        /s/ KPMG LLP

Mountain View, California

August 10, 2000